EAGLE ROCK ENERGY PARTNERS
LONG TERM INCENTIVE PLAN
(As Amended and Restated June 24, 2014)

PERFORMANCE UNIT AGREEMENT

This Performance Unit Agreement (this “Agreement”) is made and entered into by and between Eagle Rock Energy G&P LLC, a Delaware limited liability company (the “General Partner”), and [_____________________] (the “Service Provider”). This Agreement is effective as of the [_____] day of [________________], 20[__] (the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in Exhibit A attached hereto or in the Plan (as defined below), unless the context requires otherwise.
W I T N E S S E T H:
WHEREAS, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), has adopted the Eagle Rock Energy Partners Long Term Incentive Plan, as amended and restated June 24, 2014 (the “Plan”) to, among other things, attract, retain and motivate certain employees, officers and directors of the Partnership, ERGP, the General Partner and their respective Affiliates (collectively, the “Partnership Entities,” which term shall include any successor to the Partnership, ERGP or the General Partner and any other entity that is an Affiliate of such successor entity or entities); and
WHEREAS, the Board has authorized the grant of performance units, or phantom units subject to performance conditions, under the Plan to employees, officers and directors as part of their compensation for services provided to the Partnership Entities.
NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the General Partner agree as follows:
1.    Grant of Performance Units. The General Partner hereby grants to the Service Provider, effective as of the Date of Grant, an award (the “Award”) of [___] performance units (the “Target Performance Units”), subject to all of the terms and conditions set forth in the Plan and this Agreement, whereby each performance unit represents the right to receive one Unit of the Partnership (each, a “Performance Unit”); provided, that, depending on the level of performance determined to be attained with respect to the applicable performance conditions as described in Sections 4 and 5, the number of Units that may be earned hereunder in respect of the Award may range from 0% to 200% of the Target Performance Units then credited to the Service Provider’s Performance Unit Account (the “Earned Performance Units”), which Earned Performance Units are also subject to satisfaction of the Continuous Service Requirement. The Performance Units contemplated in this Agreement are described in the Plan as Phantom Units subject to restrictions that lapse based on the level of achievement of performance conditions and a continued service requirement.
2.    Performance Unit Account. Performance Units represent hypothetical Units and not actual Units. The General Partner shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Performance Unit Account”) and shall record in such Performance Unit Account: (a) the number of Target Performance Units subject to the Award (including any additional Target Performance Units credited to the Service Provider pursuant to Section 3 hereof), (b) the number of Performance Units that have become Earned Performance Units, and (c) whether the Continuous Service Requirement has been satisfied. The

Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Performance Unit Account established for the Service Provider.
3.    Rights of Service Provider. No Units shall be issued to the Service Provider at the time the grant is made, and the Service Provider shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Performance Units recorded in the Performance Unit Account. The Service Provider shall have no voting rights with respect to the Performance Units. In the event (i) the Partnership pays any distributions in respect of its outstanding Units, and (ii) on such record date the Service Provider holds Performance Units granted pursuant to this Agreement that have not vested and been settled, then the Service Provider’s Performance Unit Account shall, as of the date such distribution is paid to unitholders of the Partnership, be credited with an additional number of Performance Units, rounded down to the nearest whole Unit, equal to (a) the aggregate amount of the distributions that would have been received by the Service Provider if the Service Provider were the record owner, as of such record date, of the number of Units underlying the number of Target Performance Units held in such Service Provider’s Performance Unit Account as of such record date, divided by (b) the Fair Market Value of a Unit on the date such distribution is paid to unitholders of the Partnership. Any additional number of Performance Units credited in accordance with the preceding sentence shall be added to the number of Target Performance Units held in the Service Provider’s Performance Unit Account, shall increase the number of the Target Performance Units subject to the Award and shall be subject to all of the terms and conditions set forth in the Plan and this Agreement, including without limitation, those performance and other conditions described in Section 4, that are applicable to Target Performance Units.
4.    Vesting of Performance Units. The Performance Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Performance Units shall lapse, and a number of Performance Units shall vest and become earned and nonforfeitable based on: (a) the extent to which the Partnership has satisfied the performance conditions set forth on Exhibit A, which, along with the corresponding percentage of the Target Performance Units then credited to the Performance Unit Account that have become earned in accordance with the table set forth on Exhibit A, shall be determined by the Committee in its sole discretion (for the avoidance of doubt, such number of Performance Units that become so earned are referred to herein as Earned Performance Units); and (b) the Service Provider’s satisfaction of the Continuous Service Requirement. For purposes of this Award, the “Continuous Service Requirement” means the Service Provider’s continuous active service with the Partnership Entities through the last day of the Performance Period. Any Performance Units that do not become Earned Performance Units shall in all events terminate, expire and otherwise be forfeited by the Service Provider on the last day of the Performance Period.
5.    Effect of Change of Control and Termination of Service.
(a)Change of Control. Notwithstanding any provision herein to the contrary, if a Change of Control occurs prior to the end of the Performance Period (the date of such occurrence, the “Change of Control Date”) and the Service Provider has remained in continuous service with the Partnership Entities through the Change of Control Date, then, (i) the Service Provider shall be deemed to have earned a number of Performance Units equal to the number of Earned Performance Units the Service Provider would have earned in accordance with Section 4, but assuming that (A) the Performance Period ended on the Change of Control Date, and (B) the determination of whether, and to what extent, the Partnership has satisfied the performance conditions set forth on Exhibit A shall be based on actual performance against the stated criteria through the Change of Control Date; and (ii) the number of Earned Performance Units determined in accordance with clause (i) of this Section 5(a) (as may be grossed-up for further distributions in accordance with Section 3 above) shall become vested and nonforfeitable and the Continuous Service Requirement with respect to such Earned Performance Units shall be deemed satisfied if either (A) the Service Provider remains in continuous active service with the Partnership Entities from the Change of Control Date through the last day of the Performance Period; or (B) the Service Provider’s employment or service relationship with the Partnership Entities is terminated on or after the Change of Control Date by a Partnership Entity without Cause or by the Service Provider for Good Reason; provided that, upon such termination of employment or service, the Service Provider executes a release of all claims against the Partnership Entities (the form of which shall be delivered to the Service Provider on the date of termination) within 45 days following the Service Provider’s date of termination and does not subsequently revoke such release within the seven (7) day period following its execution; provided, however, that, if the Service Provider does not execute such release or executes and later revokes such release, the Service Provider shall not have satisfied the Continuous Service Requirement pursuant to this clause (B).

(b)Termination Generally. Subject to Sections 5(a) and 5(c), upon termination of the Service Provider’s employment or other service relationship with the Partnership Entities prior to the last day of the Performance Period, all of the Performance Units shall terminate automatically and be cancelled upon such termination, and, neither the Service Provider nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect to such cancelled Performance Units. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion on such terms and conditions as it shall determine, may decide in certain situations not otherwise addressed in Sections 5(a) or 5(c) to vest and make payment with respect to all or any portion of the Performance Units granted pursuant to this Agreement that remain outstanding and unvested immediately prior to the Service Provider’s termination.

(c)Termination due to Death or Disability. If the Service Provider’s employment or service relationship with the Partnership Entities is terminated due to the Service Provider’s death or Disability prior to the last day of the Performance Period, then (i) the Service Provider shall be deemed to have earned a number of Earned Performance Units equal to 100% of the Target Performance Units then credited to the Service Provider’s Performance Unit Account as of the date of such termination, and (ii) the Continuous Service Requirement with respect to such Earned Performance Units shall be deemed satisfied and such number of Earned Performance Units shall be immediately vested and nonforfeitable as of the date of such termination.

(d)Definitions

(i)Cause. The term “Cause” means a determination made in good faith by two-thirds (2/3) of the Board that the Service Provider (A) willfully and continually failed to substantially perform the Service Provider’s duties with the Partnership Entities (other than a failure resulting from the Service Provider’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Service Provider specifying the manner in which the Service Provider has failed to substantially perform, (B) willfully engaged in conduct which is demonstrably and materially injurious to the Partnership Entities, monetarily or otherwise, (C) has been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony, (D) has committed an act of fraud, or material embezzlement or material theft, in each case, in the course of the Service Provider’s employment relationship with the Partnership Entities, or (E) has materially breached (I) the Service Provider’s duties or obligations to the Partnership Entities under any applicable common law or the provisions of the governing documents of the Partnership Entities or (II) any obligations of the Service Provider under any agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between the Service Provider and any Partnership Entity; provided, however, that no termination of the Service Provider’s services shall be for Cause as set forth in clause (B), (D) or (E) above until (1) there shall have been delivered to the Service Provider a copy of a written notice setting forth that the Service Provider was guilty of the conduct described in clause (B), (D) or (E) above, as applicable, and specifying the particulars thereof in detail and (2) the Service Provider shall have been provided an opportunity to be heard by the Board (with the assistance of the Service Provider’s counsel if the Service Provider so desires). No act or failure to act on the part of the Service Provider shall be considered “willful” unless the Service Provider has intentionally or deliberately acted or failed to act with knowledge that such action or failure to act was likely to be materially injurious to the Partnership Entities. Notwithstanding anything contained herein or in the Plan to the contrary, no failure to perform by the Service Provider after a notice of termination is given shall constitute Cause.

(ii)Change of Control. The term “Change of Control” has the meaning given such term in the Plan; provided, that, for the avoidance of doubt, a sale or other disposition by one or more members of the NGP Group of all or substantially all of their aggregate ownership, as of the Date of Grant, of the Outstanding Equity and the Outstanding Voting Securities shall not, in and of itself, constitute a Change of Control for purposes of this Agreement.

(iii)Disability. The term “Disability” means (A) a physical or mental impairment of sufficient severity that, in the opinion of the Board, the Service Provider is unable to continue performing the duties assigned to the Service Provider prior to such impairment or the Service Provider’s condition entitles the Service Provider to disability benefits under any insurance or employee benefit plan of any Partnership Entity in which the Service Provider participates, and (B) the impairment or condition is cited by the employing Partnership Entity as the reason for the Service Provider’s termination.

(iv)Good Reason. The term “Good Reason” means the occurrence of any of the following events or conditions: (A) a change in the Service Provider’s status, title, position or responsibilities (including reporting responsibilities) which represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto, the assignment to the Service Provider of any duties or responsibilities that are inconsistent with such status, title, position or responsibilities, or any removal of the Service Provider from or failure to reappoint or reelect the Service Provider to any of such positions, except in connection with the termination of the Service Provider services for Cause, due to the Service Provider’s Disability or death, or by the Service Provider voluntarily without Good Reason, (B) a reduction in the Service Provider’s annual base salary, (C) a change in the geographic location at which the Service Provider must perform services (without the consent of the Service Provider) to a location more than thirty-five (35) miles from the location at which the Service Provider normally performs such services as of the Date of Grant, except for reasonably required business travel that is not materially greater than such travel requirements prior to the Date of Grant, (D) the failure by the Partnership Entities to continue in effect any material compensation or benefit plan in which the Service Provider was participating as of the Date of Grant or to provide the Service Provider with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or employee benefit plan, program and practice as in effect immediately prior to the Date of Grant (or as in effect following the Date of Grant, if greater), (E) any material breach by a Partnership Entity of any provision of the Plan or of any provision of the Service Provider’s employment agreement, if any, or (F) any purported termination of the Service Provider’s service relationship for Cause by a Partnership Entity that does not otherwise comply with the terms of the Plan, this Agreement or the Service Provider’s employment agreement, if any. In the case of the Service Provider’s allegation of Good Reason, (1) the Service Provider shall provide notice to the Committee of the event alleged to constitute Good Reason within 90 days of the occurrence of such event, (2) the Partnership Entities shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation, and (3) if not remedied within that 30-day period, the Service Provider’s employment or service relationship with the Partnership Entities shall terminate on the day following the last day of such 30-day period.

6.    Settlement Date; Manner of Settlement. Payment in respect of Earned Performance Units for which the Continuous Service Requirement has been satisfied shall be made no later than the 60th day following the last day of the Performance Period, except that, notwithstanding the foregoing, (a) in the event of a Change of Control occurring prior to the end of the Performance Period, payment in respect to Earned Performance Units pursuant to Section 5(a) shall be made no later than (i) the 30th day following the last day of the Performance Period, or (ii) if the Service Provider’s employment or service is terminated following the Change of Control Date either by a Partnership Entity without Cause or by the Service Provider for Good Reason, the 60th day following the date of such termination; and (b) in the event of the Service Provider’s death or Disability, payment in respect of Performance Units deemed to be earned pursuant to Section 5(c) shall be made no later than the 30th day following termination of the Service Provider’s employment or service due to death or Disability. All payments with respect to Performance Units shall be made in Units. If the settlement of any Performance Units would yield a fractional Unit, such fractional Unit shall be rounded up to the next whole Unit. The Service Provider agrees that any Units that he acquires upon payment of the Performance Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. The Service Provider also agrees that any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that the Service Provider make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.
7.    Limitations on Transfer. The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Performance Units or other rights hereby acquired prior to the date the Performance Units are vested and settled. Any attempted disposition of the Performance Units in violation of the preceding sentence shall be null and void and the Performance Units that the Service Provider attempted to dispose of shall be forfeited.
8.    Adjustment. The number of Performance Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

9.    Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.
10.    Copy of Plan. By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan.
11.    Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and the Service Provider agree that any notices shall be given to the General Partner or to the Service Provider at the following addresses:
General Partner:    Eagle Rock Energy G&P, LLC
Attn: Charles C. Boettcher
P.O. Box 2968
Houston, Texas 77252-2968
Phone: (281) 408-1260
Fax: (281) 715-4142

Service Provider:	At the Service Provider’s current address as shown in the General Partner’s records.
12.    General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the General Partner.
(b)    No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Service Provider the right to be retained in the employ or service of the Partnership Entities. Furthermore, the Partnership Entities may at any time terminate the service relationship with the Service Provider free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.
(c)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof.
(d)    Amendments. This Agreement may be amended only by a written agreement executed by the General Partner and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 4(c) or 7(c) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Performance Units without his consent.

(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the General Partner or the Partnership and upon any person lawfully claiming under the Service Provider.
(f)    Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
(g)    No Liability for Good Faith Determinations. Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.
(h)    No Guarantee of Interests. The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.
(i)    Tax Withholding. Upon any taxable event arising in connection with the Performance Units, the Partnership Entities shall have the authority and the right to deduct or withhold, or to require the Service Provider to remit to a Partnership Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including the Service Provider’s employment tax obligations) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless other arrangements have been made by the Service Provider that are acceptable to the applicable Partnership Entity and unless otherwise determined by the Board (which such determination may not be delegated), the General Partner or one of its Affiliates shall withhold Units otherwise issuable in respect of such Performance Units having a Fair Market Value on the date of withholding equal to the aggregate amount of taxes required to be withheld with respect to such event based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
(j)    Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.
(k)    Term Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
(l)    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
(m)    Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
(n)    Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or pursuant to the sale of any Units issued hereunder shall be subject to any clawback or other recovery by the Partnership Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.
(o)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which the Service Provider has access. The Service Provider hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
(p)    Section 409A. None of the Performance Units or any other amounts paid or credited pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. To the extent that the Committee determines that any Performance Units or other amounts are not exempt from Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Performance Units or other amounts from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Performance Units, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, (A) if such payment or benefit would otherwise be payable or distributable hereunder by reason of the Service Provider’s termination of employment or service, then all references to the Service Provider’s termination of employment or service shall be construed to mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), and the Service Provider shall not be considered to have a termination of employment or service unless such termination constitutes a Separation from Service with respect to the Service Provider, and (B) if such payment or benefit would otherwise be payable or distributable hereunder upon a Change of Control, then no such payment or distribution shall be made unless such Change of Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities, or unless another payment date in Section 6 that is also a permissible payment event under Section 409A of the Code earlier occurs. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement on account of the Service Provider’s Separation From Service shall be paid to the Service Provider prior to the expiration of the six (6) month period following the Service Provider’s Separation From Service to the extent that the Partnership Entities determine that paying such amounts prior to the expiration of such six (6) month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amount is delayed as a result of the preceding sentence, then on the first business day following the end of the applicable six (6) month period (or such earlier date upon which such amount may be paid under Section 409A of the Code without resulting in a prohibited distribution), the amount shall be paid to the Service Provider.

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

EAGLE ROCK ENERGY G&P, LLC

By:

Name:

Title:

SERVICE PROVIDER

_____________________________________________
[Name]

EXHIBIT A

1.	Definitions

a.
“Beginning Price” means the average volume-weighted closing price per Unit (or common unit with respect to companies in the Performance Peer Group) for the 30 consecutive trading days immediately preceding the first day of the Performance Period.

b.
“Ending Price” means the average volume-weighted closing price per Unit (or common unit with respect to companies in the Performance Peer Group) for the last 30 consecutive trading days of the Performance Period.

c.
“Performance Peer Group” means the following peer companies, which may be updated from time to time by the Committee in its sole discretion; provided, however, that in order to be included in the calculation pursuant to Section 2 of this Exhibit A, a company must remain in the Performance Peer Group on the last day of the Performance Period:

i.	Atlas Resource Partners;

ii.	Breitburn Energy Partners;

iii.	EV Energy Partners;

iv.	Legacy Reserves;

v.	Linn Energy;

vi.	LRR Energy;

vii.	Memorial Production Partners;

viii.	Mid-Con Energy Partners;

ix.	New Source Energy Partners;

x.	Sanchez Production Partners; and

xi.	Vanguard Natural Resources.

d.
“Performance Period” means the period beginning March 31, 2015 and ending March 31, 2018; provided that, solely for purposes of calculating the number of Earned Performance Units pursuant to Section 5(a) of this Agreement, the Performance Period may be assumed to have ended on the Change of Control Date in accordance with Section 5(a) of this Agreement, but such assumption will not otherwise alter the term of the Performance Period for purposes of defining the term of the Continuous Service Requirement or determining whether such Continuous Service Requirement has been satisfied.

e.
“Total Unitholder Return” or “TUR” means, as to the Partnership and each company in the Performance Peer Group, (i) the Ending Price minus the Beginning Price plus (ii) any distributions (whether cash or unit-based) made per Unit (or common unit with respect to companies in the Performance Peer Group) during the Performance Period, the total of which is divided by the Beginning Price.

2.
Calculation of TUR Ranking. At the end of the Performance Period, the TUR of the Partnership and of each company in the Performance Peer Group shall be calculated by the Committee in its good faith discretion. The percentile ranking of the Partnership’s TUR as compared to the TUR of each member of the Performance Peer Group, based on the number of members in the Performance Peer Group on the last day of the Performance Period, shall (except as otherwise provided in Section 5(c)

of this Agreement) determine the percentage of Target Performance Units then credited to a Service Provider’s Performance Unit Account that become Earned Performance Units using the table below. The Committee shall have sole discretion for determining the Partnership’s TUR percentile ranking and the number of Earned Performance Units, and any such determinations shall be conclusive. For the avoidance of doubt, in determining the Partnership’s TUR percentile ranking, the relevant factor in the Committee’s determination is the percentage of members of the Performance Peer Group for which the TUR of the Partnership exceeds the TUR of members of the Performance Peer Group over the Performance Period such that, if the TUR of the Partnership is higher than all members of the Performance Peer Group over the Performance Period, the Partnership shall have achieved the 100th percentile ranking by virtue of having a TUR that is higher than 100% of the Performance Peer Group.

TUR Percentile Ranking within Performance Peer Group over Performance Period	Percentage of Target Performance Units Earned*
100th percentile	200.0%
95th percentile	185.7%
90th percentile	171.4%
85th percentile	157.1%
80th percentile	142.9%
75th percentile	128.6%
70th percentile	114.3%
65th percentile	100.0%
60th percentile	90.0%
55th percentile	80.0%
50th percentile	70.0%
Less than 50th percentile	0.00%

* If the Partnership’s TUR percentile ranking is above the 50th percentile and between two percentile points in the above table, the actual number of Earned Performance Units will be calculated using straight line interpolation between the two such percentile points.